Exhibit 99.1

National Grid USA Companies’

Incentive Thrift Plan I

Financial Statements and

Supplemental Schedule

December 31, 2015 and 2014

National Grid USA Companies’ Incentive Thrift Plan I

Table of Contents

December 31, 2015 and 2014

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statements of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4

Supplemental Schedule

Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year)	18

Report of Independent Registered Public Accounting Firm

Plan Administrator

National Grid USA Companies’

    Incentive Thrift Plan I

Brooklyn, New York

We have audited the accompanying statements of net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan I (the Plan) as of December 31, 2015 and 2014, and the related statement of changes in net assets available for benefits for the year ended December 31, 2015. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan I as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the year ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

The supplemental schedule of assets (held at end of year) (supplemental information) has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ CliftonLarsonAllen LLP

Milwaukee, Wisconsin

June 28, 2016

National Grid USA Companies’ Incentive Thrift Plan I

Statements of Net Assets Available for Benefits

December 31, 2015 and 2014

	2015	2014
Assets
Investments at fair value	$1,594,632,057	$1,601,290,673
Plan interest in Master Trust	255,840,366	259,098,894
Receivables:
Dividends	2,442,776	2,460,456
Participant contributions	2,279	—
Employer contributions	6,025	—
Notes receivable from participants	21,390,409	20,925,226

Total receivables	23,841,489	23,385,682

Total assets	1,874,313,912	1,883,775,249
Liabilities	—	—

Net assets available for benefits	$1,874,313,912	$1,883,775,249

See notes to financial statements

National Grid USA Companies’ Incentive Thrift Plan I

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2015

Additions
Investment income (loss):
Interest and dividend income	$21,254,736
Net depreciation in fair value of investments	(23,761,859)

Total investment loss	(2,507,123)

Interest income on notes receivable from participants	691,496

Contributions:
Participants	56,965,546
Employer	24,836,784
Rollovers	9,371,176

Total contributions	91,173,506

Total additions	89,357,879

Transfer of Assets from Thrift Plan II	799,104

Deductions
Benefits paid to participants	99,070,373
Fees	547,947

Total deductions	99,618,320

Net decrease	(9,461,337)
Net Assets Available for Benefits
Beginning of year	1,883,775,249

End of year	$1,874,313,912

See notes to financial statements

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2015 and 2014

1.	Description of the Plan

The following description of the National Grid USA Companies’ Incentive Thrift Plan I (the “Plan”) provides only general information. Participants should refer to the plan document for a more complete description of the Plan’s provisions.

Plan Description

The Plan was established effective January 1, 1980, pursuant to the authorization of the Board of Directors of certain subsidiaries of the New England Electric System (“NEES”), to provide a long-range program of systematic savings for eligible employees (the “Participants”). The Plan was renamed National Grid USA Companies’ Incentive Thrift Plan I upon the merger between National Grid plc and NEES on March 22, 2000, at which time NEES was renamed National Grid USA.

Employees of participating subsidiaries of National Grid USA (collectively, the “Employers” or the “Company”) are immediately eligible to participate in the Plan upon employment, but will not receive Matching Contributions from the Employers until the first of the month following three months of service. Certain individuals are not eligible to participate in the Plan, including but not limited to leased employees, interns, co-op students, summer students, and independent contractors or individuals paid by an agency or party other than the Company, or any employee covered under a collective bargaining agreement.

The Plan was prepared in conformity with the Employee Retirement Income Security Act of 1974 (“ERISA”).

The plan administrators are the Benefits Committee and the Investment Committee of National Grid USA Service Company, Inc. (the “Administrator”). The Board of Directors of National Grid plc has the governing authority to amend the Plan, but has delegated certain amending authority to the Board of Directors of National Grid USA Service Company, Inc. (“Service Company”).

Vanguard serves as record keeper of the Plan. The Vanguard Fiduciary Trust Company is trustee and custodian for all assets and Participant accounts with the exception of the Master Trust. Wells Fargo Bank, N.A. (“Wells Fargo”) is the Master Trustee and custodian for the assets of the Plan related to investments in the Galliard Stable Value Fund.

The Plan has evaluated subsequent events for recognition or disclosure through June 28, 2016, the date the financial statements were issued.

Contributions

The Plan is a defined contribution plan. An eligible employee can make Elective Contributions through Contribution Agreements (also known as “Salary Reduction Agreements” or “Elective Contributions”) to have from 1 percent to 50 percent of their eligible compensation contributed to the Plan on their behalf. Participants can choose whether their Elective Contributions to the Plan will be calculated on their Base Pay or All Pay.

Base Pay is defined as the Participant’s regular pay, prior to any salary reductions for Elective Contributions to the Thrift Plan, and any other salary reductions under the Health Care Spending Account, Dependent Care Reimbursement Account or for Company health care coverage.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2015 and 2014

Base Pay excludes all other forms of compensation, including supplemental disability income, amounts deferred under other plans, reimbursements of expenses, incentive pay, commissions, options, payments made in lieu of vacation days or under short- or long-term disability provisions, awards, overtime, premiums, and any other additional forms of earnings (including Company contributions to or under any other employee benefit plan, such as health insurance, pension, or severance pay).

All Pay is Base Pay, as defined above, plus overtime, commissions, premium pay, and any incentive pay.

The annual employee pre-tax Elective Contributions by each Participant were subject to Internal Revenue Service (“IRS”) limits of $18,000 in 2015 and $17,500 in 2014 for employees who did not attain age 50 by the end of the plan year. For employees who did attain age 50 by the last day of the plan year, the annual maximum pre-tax contribution was $24,000 for 2015 and $23,000 for 2014.

Participants can also elect to contribute up to 15 percent of their pay on an after-tax basis. The total amount of Elective Contributions (pre-tax and after-tax) may not exceed 50 percent of pay (further subject to the combined IRS annual contribution limit, adjusted periodically by law, which was $53,000 and $52,000 for 2015 and 2014, respectively).

New employees with funds held under a previous employer’s qualified plan are permitted to roll over eligible amounts from such funds into the Plan.

Participants may allocate their account balances in any whole percentage without restriction on the frequency of subsequent reallocations subject to investment fund short-term trading restrictions.

Active or former employees who are Participants and who receive a lump sum distribution from a Company qualified pension plan (National Grid USA Companies’ Final Average Pay Pension Plan, Niagara Mohawk Pension Plan, KeySpan Retirement Plan and Retirement Income Plan of KeySpan Corporation) may roll the lump sum proceeds into the Plan to the extent the proceeds qualify for rollover under the Internal Revenue Code (“IRC”). The total amount rolled over from these Plans in 2015 was $4,574,586.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2015 and 2014

Company Core Contributions

Participants hired or rehired on January 1, 2011 or later are eligible for Company Core Contributions, which begin the 1st of the month following 3 months of service. The Company calculates a Participant’s Core Contribution each payroll period, based on actual compensation for that payroll period. The contribution is a percentage of pay based on the Participant’s total points as set forth in the plan documents as of January 1 of the plan year. The contribution schedule is as follows:

Points	Core Contribution (% of Pay)
< 45	4%
45 - 54	5%
55 - 64	6%
65 - 74	7%
75 +	8%

Core Contributions are based on All Pay. Participants will have an account established for them at Vanguard. Core contributions will be made to the account even if Participants do not contribute to the Plan.

Unless elected otherwise, Core Contributions will be automatically invested in the Qualified Default Investment Alternative (“QDIA”) which is the Vanguard Target Retirement Trust Select closest to the year in which the Participant will attain age 65. Once enrolled, Participants can change the investment allocation at any time.

Company Matching Contributions

The Company matches 50 percent of the first 8 percent Participants contribute (pre-tax and after-tax contributions) to the Plan. Matching Contributions are based on All Pay, as a ratio of the Participant’s Elective Contribution dollar amount and their All Pay.

All Employer Matching Contributions are invested in the same investments elected by the Participant for their employee contributions unless otherwise directed by the Participant.

Automatic Enrollment

New hires are automatically enrolled 45 days after the hire date at 6 percent of their All Pay. Participant contributions will be defaulted to the Plan’s QDIA if a Participant does not select their own investments. The automatic enrollment can be reversed within the first 90 days of the enrollment date and all money in the account returned to the Participant. After the first 90 days of enrollment, the automatic enrollment can be reversed but any money already contributed to the account cannot be returned to the Participant.

Automatic Increase

Participants may elect an automatic increase of pre-tax Contributions each year. For Participants who elect an automatic increase and do not customize their elections, pre-tax contributions will increase by 1 percent each January. The automatic increase service is not available for after-tax Contributions.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2015 and 2014

Participant Accounts

Each Participant’s account is credited with the Participant’s Contribution, allocations of (a) the Employer’s Matching Contributions, (b) Company Core contributions (if applicable), and (c) allocations of plan earnings, net of fees. Allocations are based on Participant earnings, account balances or specific participant transactions, as defined. The benefit to which a Participant is entitled is the benefit that can be provided from the Participant’s vested account.

Vesting

Participants are immediately vested in their Elective Contributions plus actual earnings thereon. Upon termination of employment or upon the determination of an employee’s disability being total and permanent, a Participant or a Participant’s beneficiary (in the case of death) is entitled to receive the full amount in the Participant’s account. Participants will be 100 percent vested in employer match, Company Core, discount, and employer non-elective contributions on the earlier to occur of: (i) the Participant’s completion of three (3) years of service with the Company; (ii) the Participant’s attainment of Normal Retirement Age (age 65) (iii) the death of the Participant; (iv) the disability of the Participant if the Participant is receiving disability benefits under Title II of the Social Security Act; or (v) the termination or partial termination of the Plan.

Notes Receivable from Participants

An employee can obtain a loan from the Plan from such Participant’s account. The minimum loan allowed is $1,000. A loan cannot exceed the lesser of 50 percent of the Participant’s account balance or $50,000. The $50,000 limit is further limited by the Participant’s highest outstanding loan balance within the twelve months preceding the loan request. The loans are secured by the balance in the Participant’s account. Loans must be repaid over a period of one to five years (up to fifteen years for the purchase of a primary residence) by means of payroll deductions. The loan interest rate is set at the time Participants apply for a loan based on the rate established by the Benefits Committee. Interest rates at December 31, 2015 ranged from 3.25 percent to 10.50 percent. Participants who leave the Company or are on an unpaid leave of absence can continue to repay their outstanding loan balance through the remaining amortization period directly to Vanguard.

A default of the loan will occur if the loan balance is not paid off by the end of the quarter following the quarter in which the missed payment was due or the loan is not paid in full by the contractual maturity date. In the event of default, the outstanding balance of the loan and any unpaid accrued interest is deemed to have been distributed to the Participant. Interest continues to be tracked following a default solely for determining the amount available for a subsequent loan. Deemed distributions are included in the Loan Fund’s investment balance until the employee has been terminated. Upon termination the defaulted loan balance is deducted from the Plan. There were cumulative deemed distributions of $369,590 and $313,814 as of December 31, 2015 and 2014, respectively.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2015 and 2014

Payment of Benefits

Participants qualify for a distribution of their entire account balance when the Participant ends employment (including at retirement), becomes totally and permanently disabled or reaches age 59 1⁄2. Participants who qualify for a distribution may receive an immediate lump sum, defer payment, or receive the value of their account in cash installments. If a Participant defers receipt of benefits, their funds will remain invested in the investment funds of their choice. They may make investment transfers in the same manner as any active Participant.

The Plan allows automatic lump-sum distributions if the value of the Participant’s vested account balance is less than $1,000 and the Participant is no longer employed by the Company. The Participant must consent to the distribution if the present value is more than $1,000.

Unless Participants choose otherwise, their account balance remains in the Plan until they attain age 70 1⁄2. At that time, Participants are required to receive minimum required distributions beginning on April 1 of the following year. Participants can elect a total or partial distribution from their account(s) at any time following separation of service. In addition, Participants may: 1) receive account balances in annual, semi-annual, quarterly or monthly installments, to be paid over a period not to exceed their life expectancy. Once installments begin, the amount of each payment is determined by dividing the Participant account balance at the time of payment by the number of installments remaining to be paid; 2) receive account balances in a series of substantially equal periodic payments (paid at least annually for their life expectancy); or 3) elect to receive distributions in any amount a Participant wishes, beginning and ending at their discretion.

The Plan allows Qualified Nonelective Contributions to the extent such contributions are necessary to satisfy the nondiscrimination requirement under the IRC. Following separation from service prior to age 55, a Participant may elect to receive a partial distribution from his or her account or a total distribution at any time; such Participant may also defer receipt of his or her benefit until the latest date permitted under the IRC.

Forfeitures

Forfeiture accounts are maintained to hold any Employer contributions and earnings thereon that were deposited as a result of a Participant’s separation from service prior to becoming fully vested. In addition, forfeitures from prior plan mergers and uncashed Participant checks are held in the Plan forfeiture accounts.

As of December 31, 2015 and 2014, forfeited non-vested accounts totaled $241,462 and $518,732, respectively. These accounts may be used to reduce future Employer contributions and pay plan administration expenses as described in the plan document. During the year ended December 31, 2015, $509,611 of forfeited non-vested accounts were used to reduce Employer contributions.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2015 and 2014

2.	Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan have been prepared on the accrual basis of accounting.

Investments held by a defined contribution plan are required to be reported at fair value, except for fully benefit-responsive investment contracts. Contract value is the relevant measure for the portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants normally would receive if they were to initiate permitted transactions under the terms of the Plan.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Investments are reported at fair value (except for fully benefit-responsive investment contracts, which are reported at contract value). Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s Investment Committee determines the Plan’s valuation policies utilizing information provided by the trustees. See Note 10 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net depreciation includes the gains and losses on investments bought and sold as well as held during the year.

Expenses

Management fees and operating expenses are charged to plan Participants and are reflected as a reduction of investment return in each of the investment options of the Plan. Such management fees and operating expenses are deducted from income earned on a daily basis. Fees related to the administration of notes receivable from participants are charged directly to the participant’s account and are included in administrative expenses.

Notes Receivable from Participants

Notes receivable from Participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Related fees are recorded as administrative expenses and are expensed when they are incurred. Interest income is recorded on the accrual basis. No allowance for credit losses has been recorded as of December 31, 2015 and 2014.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2015 and 2014

Payment of Benefits

Benefit payments to, and withdrawals by Participants, are recorded when paid.

Recent Accounting Standards

In July 2015, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), and Health and Welfare Benefit Plans (Topic 965) - I. Fully Benefit-Responsive Investment Contracts; II. Plan Investment Disclosures, and III. Measurement Date Practical Expedient. Part I requires fully-benefit responsive investment contracts to be measured, presented, and disclosed only at contract value. Part II requires that investments that are measured using fair value (both participant-directed and nonparticipant-directed investments) be grouped only by general type, eliminating the need to disaggregate the investments by nature, characteristics, and risks. Part II also eliminates the disclosure of individual investments that represent 5 percent or more of net assets available for benefits and the disclosure of net appreciation or depreciation for investments by general type, requiring only presentation of net appreciation or depreciation in investments in the aggregate. Additionally, if an investment is measured using the net asset value per share as a practical expedient and that investment is a fund that files a U.S. Department of Labor Form 5500, as a direct filing entity, disclosure of that investment’s strategy is no longer required. Part III is not applicable to the Plan. The amendments in ASU 2015-12 are effective for fiscal years beginning after December 15, 2015, with early application permitted. The amendments within Parts I and II require retrospective application. Management has elected to early adopt the provisions of Parts I and II of this new standard. Accordingly, these provisions were retrospectively applied.

3.	Plan Termination

Although it has not expressed any intent to do so, the Company has the right to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, any unallocated assets of the Plan will be allocated to Participant accounts and distributed in such a manner as the Company may determine and participants will become 100 percent vested in their Company contributions.

4.	Tax Status

The IRS has determined and informed the Company by a letter dated August 10, 2015, that the Plan was designed in accordance with applicable sections of the IRC. The plan administrator and the Plan’s counsel believe that the Plan is designed and currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements. To the best of its knowledge, the Company believes that the Plan is currently in compliance with the provisions of the IRC.

U.S. GAAP requires management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2015 and 2014

5.	Related Party and Party In Interest Transactions

Section 3(14) of ERISA defines a party in interest to include among others, fiduciaries or employees of the Plan, any person who provides services to the Plan or an employer whose employees are covered by the Plan. Accordingly, loans to Participants and investments in American Depositary Receipts of National Grid plc are considered party in interest transactions. Moreover, the Plan’s investment options include mutual funds and collective trust funds managed by Vanguard.

Certain administrative functions are performed by officers or employees of the Company. No such officer or employee receives compensation from the Plan.

6.	Administration of Plan Assets

The trustees of the Plan hold the Plan’s assets. Contributions are held and managed by the trustees, who invest cash received, interest and dividend income and make distributions to Participants.

7.	Plan Administrative and Consulting Expenses

Some administrative expenses for the Plan are paid by the Company. The trustee was paid $483,456 in administration fees out of plan assets for administering and consulting the Plan during the year ended December 31, 2015.

8.	Guaranteed Investment Contracts

The Plan holds within the Master Trust a stable value investment, the Galliard Stable Value Fund (“the Galliard Fund”) which primarily invests in investment contracts, including separate account guaranteed investment contracts (ISA GICs) and Synthetic GICs (security-backed investment contracts) issued by insurance companies and other financial institutions. The Galliard Fund also invests in Wells Fargo Stable Value Fund W, which has an investment objective similar to that of the Fund, and Wells Fargo/BlackRock Short-Term Investment Fund S, which invests in highly liquid assets. The Galliard Fund uses the Wells Fargo/BlackRock Short Term Investment Fund S for daily liquidity needs.

A security-backed contract is an investment contract (also known as a synthetic GIC or a separate account GIC) issued by an insurance company or other financial institution, backed by a portfolio of bonds. The bond portfolio is either owned directly by the Galliard Fund or owned by the contract issuer and segregated in a separate account for the benefit of the Galliard Fund. The portfolio underlying the contract is maintained separately from the contract issuer’s general assets, usually by a third party custodian. The interest crediting rate of a security-backed contract is based on the contract value, and the fair value, duration, and yield to maturity of the underlying portfolio. These contracts typically allow for realized and unrealized gains and losses on the underlying assets to be amortized, usually over the duration of the underlying investments, through adjustments to the future interest crediting rate, rather than reflected immediately in the net assets of the Galliard Fund. The issuer guarantees that all qualified participant withdrawals will be at contract value. In the case of a full liquidation event, the issuer is responsible for covering any amount by which the contract value exceeds fair value of the underlying portfolio.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2015 and 2014

A security-backed contract is an investment contract issued by an insurance company or other financial institution, backed by a portfolio of bonds or units of a collective fund that are owned by the Galliard Fund. Security-backed contracts are considered either “targeted benchmark” (underlying investments are managed to a specific benchmark) or “targeted duration” (underlying investments are managed to a specific duration). The portfolio underlying the contract is maintained separately from the contract issuer’s general assets, usually by a third party custodian. The interest crediting rate of a security-backed contract is based on the contract value, and the fair value, duration, and yield to maturity of the underlying portfolio. These contracts typically allow for realized and unrealized gains and losses on the underlying assets to be amortized, usually over the duration of the underlying investments, through adjustments to the future interest crediting rate, rather than reflected immediately in the net assets of the Galliard Fund. The issuer guarantees that all qualified Participant withdrawals will be at contract value.

Risks arise when entering into any investment contract due to the potential inability of the issuer to meet the terms of the contract. In addition, security backed contracts have the risk of default or the lack of liquidity of the underlying portfolio assets.

The security backed contracts are designed to reset their respective crediting rates on a quarterly basis. Security-backed contracts cannot credit an interest rate that is less than zero percent. The crediting rate of security-backed contracts will track current market yields on a trailing basis. The rate reset allows the contract value to converge with the fair value of the underlying portfolio over time, assuming the portfolio continues to earn the current yield for a period of time equal to the current portfolio duration.

To the extent that the underlying portfolio of a security-backed contract has unrealized and/or realized losses, a positive adjustment is made to the adjustment from fair value to contract value under contract value accounting. As a result, the future crediting rate may be lower over time than the then current market rates. Similarly, if the underlying portfolio generates unrealized and/or realized gains, a negative adjustment is made to the adjustment from fair value to contract value, and the future crediting rate may be higher than the then current market rates.

Security-backed contracts generally provide for withdrawals associated with certain events which are not in the ordinary course of Galliard Fund operations. These withdrawals are paid with a market value adjustment applied to the withdrawal as defined in the investment contract.

Each contract issuer specifies the events which may trigger a market value adjustment. At this time, the Galliard Fund does not believe that the occurrence of any such market value event, which would limit the Galliard Fund’s ability to transact at contract value with Participants, is probable.

Security-backed contracts generally are evergreen contracts that contain termination provisions, allowing the Galliard Fund or the contract issuer to terminate with notice, at any time at fair value, and providing for automatic termination of the contract if the contract value or the fair value of the underlying portfolio equals zero. The issuer is obligated to pay the excess contract value when the fair value of the underlying portfolio equals zero.

In addition, if the Galliard Fund defaults in its obligations under the security-backed contract (including the issuer’s determination that the agreement constitutes a non-exempt prohibited transaction as defined under ERISA), and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Galliard Fund will receive the fair value as of the date of termination.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2015 and 2014

Certain events might limit the ability of the Plan to transact at contract value with the contract issuer. These events may be different under each contract. Examples of such events include the following:

1.	The Plan’s failure to qualify under Section 401(a) of the Internal Revenue Code or the failure of the trust to be tax-exempt under Section 501(a) of the Internal Revenue Code

2.	Premature termination of the contracts

3.	Plan termination or merger

4.	Changes to the Plan’s prohibition on competing investment options

5.	Bankruptcy of the plan sponsor or other plan sponsor events (for example, divestitures or spinoffs of a subsidiary) that significantly affect the Plan’s normal operations.

No events are probable of occurring that might limit the ability of the Plan to transact at contract value with the contract issuers and that also would limit the ability of the Plan to transact at contract value with the participants.

In addition, certain events allow the issuer to terminate the contracts with the Plan and settle at an amount different from contract value. Those events may be different under each contract. Examples of such events include the following:

1.	An uncured violation of the Plan’s investment guidelines

2.	A breach of material obligation under the contract

3.	A material misrepresentation

4.	A material amendment to the agreements without the consent of the issuer.

9.	Master Trust

A portion of the Plan’s investments are in the Master Trust, which was established for the investment of assets of the Plan and the National Grid USA Companies’ Incentive Thrift Plan II. Each participating retirement plan has an undivided interest in the Master Trust. The assets of the Master Trust are held by Wells Fargo.

The value of the Plan’s interest in the Master Trust is based on the beginning of the year value of the Plan’s interest in the trust plus actual contributions and allocated investment income less actual distributions and allocated administrative expenses. At December 31, 2015 and 2014, the Plan’s interest in the net assets of the Master Trust was approximately 43 percent. Investment income and administrative expenses relating to the Master Trust are allocated to the individual plans based upon the amount of the time the Plan’s assets were invested in the Master Trust.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2015 and 2014

The following table presents the net assets of the Master Trust as of December 31, 2015 and 2014.

	2015	2014
Investments at fair value:
Collective trust funds	$86,583,977	$98,188,477
Liabilities	(299,493)	(324,748)

Total investments at fair value	86,284,484	97,863,729

Investments at contract value:
Synthetic investment contracts	362,044,471	354,934,281
Guaranteed investment contract	141,530,786	147,755,320

Total investments at contract value	503,575,257	502,689,601

Net assets of the Master Trust	$589,859,741	$600,553,330

Plan interest in Master Trust	$255,840,366	$259,098,894

The following are the changes in net assets for the Master Trust for the year ended December 31, 2015:

Interest	$9,764,288
Contributions	23,071,453
Benefit payments	(61,546,213)
Participant loan payments	4,094,902
Participant loan withdrawals	(4,222,540)
Net transfers	18,144,521

Decrease in net assets	(10,693,589)
Net assets:
Beginning of year	600,553,330

End of year	$589,859,741

Refer to Notes 8 and 10 for description of the valuation methodologies used.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2015 and 2014

The following table sets forth by level, within the fair value hierarchy, the Master Trust’s assets at fair value as of December 31, 2015 and 2014:

	Master Trust Assets at Fair Value as of December 31, 2015
	Level 1	Level 2	Level 3	Total
Collective trusts	$—	$86,583,977	$—	$86,583,977

Master Trust Assets at Fair Value as of December 31, 2014
Collective trusts	$—	$98,188,477	$—	$98,188,477

10.	Fair Value Measurements

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under authoritative guidance are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability;

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observables and minimize the use of unobservable inputs.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2015 and 2014

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in methodologies used at December 31, 2015 or 2014:

Common stock: Investments in the National Grid American Depositary Receipts (which trades on the New York Stock Exchange (“NYSE” under the symbol “NGG”) are valued according to the closing price on the NYSE.

Mutual funds are valued at the daily closing prices as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (“NAV”) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

The collective trusts are valued at the NAV of units of the bank collective trust. NAV is a readily determinable fair value and is the basis for current transactions. Participant transactions (purchases and sales) may occur daily. If the Plan initiates a full redemption of the collective trust, the issuer reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2015 and 2014 excluding the Plan’s interest in the Master Trust:

	Assets at Fair Value as of December 31, 2015
	Level 1	Level 2	Level 3	Total
Collective trusts	$—	$1,113,842,178	$—	$1,113,842,178
Common stock	150,239,516	—	—	150,239,516
Mutual funds	330,550,363	—	—	330,550,363

Total assets in the fair value hierarchy	$480,789,879	$1,113,842,178	$—	$1,594,632,057

	Assets at Fair Value as of December 31, 2014
Collective trusts	$—	$1,127,831,665	$—	$1,127,831,665
Common stock	150,382,391	—	—	150,382,391
Mutual funds	323,076,617	—	—	323,076,617

Total assets in the fair value hierarchy	$473,459,008	$1,127,831,665	$—	$1,601,290,673

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2015 and 2014

11.	Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect Participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits.

12.	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2015 and 2014:

	2015	2014
Net assets available for benefits per the financial statements	$1,874,313,912	$1,883,775,249
Less deemed distributions	(369,590)	(313,814)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	—	3,212,826

Net assets available for benefits per the Form 5500	$1,873,944,322	$1,886,674,261

The following is reconciliation of the change in net assets per the financial statements to the Form 5500 for the year ended December 31, 2015:

Change in net assets available for benefits per the financial statements	$(9,461,337)
Change in cumulative deemed distributions	(55,776)
Change in adjustment from contract value to fair value for fully benefit-responsive investment contracts	(3,212,826)

Change in net assets available for benefits per the Form 5500	$(12,729,939)

National Grid USA Companies’ Incentive Thrift Plan I

Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year)

EIN: 04-1663150 Plan Number: 005

December 31, 2015

(a)	Identity of Issue (b)	Description of Investment (c)	Cost (d)	Current Value (e)
	Investments
*	Common Stock	National Grid American Depository Receipts	N/R	$150,239,516
*	Mutual Fund	Vanguard Institutional Index Fund: Plus Shares	N/R	140,723,715
*	Mutual Fund	Vanguard Extended Market Index Fund:
		Inst'l Plus Shares	N/R	90,434,116
*	Mutual Fund	PIMCO Total Return Fund	N/R	52,880,091
*	Mutual Fund	FTSE A-World ex-US Index Fund: Inst'l Shares	N/R	36,062,109
*	Mutual Fund	Vanguard Total Bond Market Index Institutional	N/R	10,450,332
*	Collective Trust	Vanguard Target Retirement 2025 Trust Select	N/R	263,255,958
*	Collective Trust	Vanguard Target Retirement 2030 Trust Select	N/R	225,032,276
*	Collective Trust	Vanguard Target Retirement 2020 Trust Select	N/R	173,917,813
*	Collective Trust	Vanguard Target Retirement 2015 Trust Select	N/R	101,282,208
*	Collective Trust	Vanguard Target Retirement 2035 Trust Select	N/R	100,591,940
*	Collective Trust	Vanguard Target Retirement 2040 Trust Select	N/R	48,719,857
*	Collective Trust	Vanguard Target Retirement 2010 Trust Select	N/R	36,289,548
*	Collective Trust	Vanguard Target Retirement Income Trust Select	N/R	34,404,496
*	Collective Trust	Vanguard Target Retirement 2045 Trust Select	N/R	36,114,268
*	Collective Trust	Vanguard Target Retirement 2050 Trust Select	N/R	32,053,255
*	Collective Trust	Wellington Trust Target 2030	N/R	18,640,467
*	Collective Trust	Wellington Trust Target 2020	N/R	12,433,131
*	Collective Trust	Wellington Trust Target 2040	N/R	8,402,786
*	Collective Trust	Wellington Trust Target 2050	N/R	7,083,979
*	Collective Trust	Vanguard Target Retirement 2055 Trust Select	N/R	9,019,522
*	Collective Trust	Wellington Trust Target Retirement Income	N/R	1,323,840
*	Collective Trust	Vanguard Target Retirement 2060 Trust Select	N/R	3,104,130
*	Collective Trust	Wellington Trust Target 2010	N/R	2,172,704

				1,594,632,057

*	Notes receivable from participants	Participant loans with various maturities and rates of interest from 3.25% to 10.50%	$0	21,390,409

				$1,616,022,466

*	A party in interest as defined by ERISA
N/R - cost omitted for participant directed investments